Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports Continued Progress in Multiple Drug Discovery and Development Programs; Announces Third Quarter Financial Results

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, Del.--November 2, 2006--Incyte Corporation (Nasdaq:INCY) today announced its financial results for the third quarter 2006 and confirmed that it remains on track to demonstrate potential ‘proof-of-concept’ in a number of its most advanced internally developed drug discovery and development programs.

Recent developments include:

• Completion of a double-blind, placebo-controlled Phase I study in healthy volunteers for INCB9471, an oral CCR5 antagonist, being developed as a once-a-day treatment for HIV.

• Initiation of a 14-day Phase IIa trial for INCB9471 in HIV patients that is expected to be completed in the first quarter of 2007.

• Completion of the double-blind, placebo-controlled, single-dose-escalation portion of a Phase I trial of an oral inhibitor of 11β hydroxysteroid dehydrogenase type 1, INCB13739, a potential new medicine for Type 2 diabetes.  The multiple-dose-escalation portion of this trial is ongoing and expected to be completed in the fourth quarter of this year followed by the initiation of Phase IIa trials that have the potential to demonstrate ‘proof-of-concept’.

• Issuance of 3 1/2% Convertible Senior Notes resulting in proceeds of $111.9 million, of which $92.7 million was used to redeem all of the outstanding 5.5% Convertible Subordinated Notes in October 2006.

Paul Friedman, MD, Incyte's President and Chief Executive Officer stated, “We now have multiple Phase I and Phase II studies currently underway and several additional trials planned to initiate later this year and in early 2007.  A number of these trials have the potential to result in clinical ‘proof-of-concept’ in 2007 and confirm the strength and productivity of Incyte’s team.”

Drug Development Programs

Oncology Portfolio

Sheddase Inhibitor

Our lead clinical compound, INCB7839, continues to progress in a Phase Ib/IIa dose-escalation trial involving cancer patients with refractory solid tumors.  The primary goal of this trial is to

select a dose for Phase II and to establish a maximum tolerated dose (MTD).   Once the MTD has been established, we plan to continue to enroll patients with refractory breast, colorectal, head and neck, prostate and lung cancer at this dose to assess a number of potentially clinically relevant biomarkers.   As the MTD has not been reached, our Phase II studies in breast cancer patients, and possibly one other solid tumor type, are now expected to begin in the first half of 2007.

New Oncology Program

We have a second oncology program that is focused on a different mechanism than sheddase inhibition.  We plan to file the IND for this compound in the first half of 2007.  The Phase I trial, which is expected to involve cancer patients, has the potential to provide early ‘proof-of-concept’ results by the end of 2007.

HIV Opportunity

CCR5 Antagonist

We have completed the single- and multiple-dose-escalation Phase I trials in healthy volunteers for our lead oral CCR5 antagonist, INCB9471, and initiated a 14-day Phase IIa trial evaluating INCB9471 as monotherapy in treatment-naïve HIV-infected patients and treatment-experienced HIV-infected patients not currently on HIV therapy.  Top-line safety and efficacy results from this trial are expected early in 2007.

In parallel with the development of INCB9471, we plan to file an IND for a second CCR5 compound, INCB15050, and begin Phase I testing in healthy volunteers by year-end.

Diabetes Opportunity

11β hydroxysteroid dehydrogenase type 1 (11β-HSD1) Program

We have completed the single-dose-escalation portion of a Phase I trial for INCB13739 and expect to complete the multiple-dose-escalation portion in the fourth quarter.  We plan to conduct a series of Phase IIa ‘proof-of-concept’ trials beginning in the fourth quarter to evaluate a number of pharmacodynamic markers including the ability of INCB13739 to inhibit 11β-HSD1 activity in adipose tissue.  We also plan to conduct a one-month study in Type 2 diabetic patients using an individualized two stepped insulin clamp to evaluate the effect of this compound on two key components of glycemic control – glucose production and glucose utilization.

Inflammation Portfolio

CCR2 Antagonist Program

Under our collaborative research and license agreement with Pfizer, we have retained exclusive worldwide rights to certain CCR2 antagonist compounds for the treatment of multiple sclerosis (MS) and a second indication which, for competitive reasons, we have not disclosed.  We expect to file the IND for the lead compound in this program, INCB8696, in the fourth quarter of 2006 and begin a Phase I trial in healthy volunteers early next year followed by a Phase II trial in MS patients in mid-2007.

New Inflammation Program

We have identified a lead compound from a second inflammation program that is currently in preclinical development.  We expect the IND filing and the initiation of Phase I testing for this compound to occur in the first quarter of next year.  This program has the potential to provide ‘proof-of-concept’ results by year-end.

Financial Overview and Results

On September 26, 2006 Incyte announced the completion of its private placement of $151.8 million aggregate principal amount of 3 1/2% Convertible Senior Notes due 2011, resulting in proceeds of $111.9 million.  The 3 1/2% Convertible Senior Notes are convertible into shares of Incyte common stock at approximately $11.22 per share.  Incyte may redeem the notes beginning in February 2007.  Incyte used $92.7 million to redeem all of its outstanding 5.5% Convertible Subordinated Notes which were due in February 2007.

Cash Position

As of September 30, 2006, cash, short-term and long-term marketable securities totaled $444.1 million, compared to $345.0 million as of December 31, 2005.

During the nine months ended September 30, 2006, the Company used $66.2 million in cash and marketable securities, excluding the following:

•     $111.9 million of proceeds from the sale of $151.8 million aggregate principal amount of 3 1/2% Convertible Senior Notes due 2011;

•     $40.0 million upfront payment received from Incyte's collaborative research and license agreement with Pfizer;

•     $10.0 million received through the purchase of a Convertible Subordinated Note by Pfizer in connection with Incyte's collaborative research and license agreement; and

•     $3.4 million resulting from the increased market value of a strategic investment included in marketable securities.

The Company is reducing its 2006 guidance for cash use from a range of $88.0 to $95.0 million to a range of $85.0 to $90.0 million.  The reduced cash use is due primarily to increased interest income and, to a lesser extent, operating expenses which are projected to be at the lower end of their ranges. This guidance excludes any possible in-license or purchase of products in clinical trials, any activity in connection with strategic investments and any funds received from its collaboration with Pfizer.  The Company's use of cash, research and development expense and overall operating results will vary from quarter to quarter depending primarily on the timing of its clinical trials.

Revenues

Revenues for the quarter ended September 30, 2006 were $7.3 million, as compared to $1.2 million for the same period in 2005.  Revenues for the nine months ended September 30, 2006 were $20.6 million, as compared to $6.8 million for the same period in 2005.  The increase was the result of revenues recognized in 2006 under Incyte's collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended September 30, 2006 was $15.8 million, or $0.19 per share, as compared to $30.2 million, or $0.36 per share, for the same period in 2005.  Included in the net loss for the quarter ended September 30, 2006 was the following:

•     $2.1 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options.

The net loss for the nine months ended September 30, 2006 was $53.7 million or $0.64 per share, as compared to $75.5 million or $0.91 per share, for the same period in 2005.  Included in the net loss for the nine months ended September 30, 2006 was the following:

•     $1.3 million charge recorded in the second quarter of 2006 in interest and other income, net as a result of a write-down related to the reduced market valuation of a strategic investment that Incyte holds in another company;

•     $3.4 million charge recorded in the second quarter of 2006 in other operating expenses related to the settlement of litigation with Invitrogen Corporation related to Incyte's discontinued genomic information business.  This settlement resolves all outstanding claims included in the litigation;

•     $5.5 million gain from the sale of a portion of a strategic investment, recorded in the first quarter of 2006 in interest and other income, net; and

•     $6.6 million of non-cash expense for the nine months ended September 30, 2006, related to the impact of expensing share-based payments, including employee stock options.

Included in the net loss for the nine months ended September 30, 2005 was:

•     a gain of $2.8 million from the sale of a strategic investment included in interest and other income, net; and

•     a gain of $0.5 million from the repurchase of $36.5 million principal amount of the 5.5% Convertible Subordinated Notes.

Operating Expenses

Research and development expenses for the quarter ended September 30, 2006 were $19.6 million, as compared to $27.4 million for the same period last year. Included in research and development expenses for the quarter ended September 30, 2006 was a non-cash expense of $1.4 million related to the impact of expensing share-based payments, including employee stock options. Research and development expenses for the nine months ended September 30, 2006 were $64.0 million, as compared to $71.7 million for the same period last year.  Included in research and development expenses for the nine months ended September 30, 2006 was a non-cash expense of $4.2 million related to the impact of expensing share-based payments, including employee stock options. The decrease in research and development expenses results from the Company's collaborative research and license agreement with Pfizer and the decision in April 2006 to terminate the development of its DFC program.  The Company expects its research and development expenses to vary from quarter to quarter, primarily due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended September 30, 2006 were $3.5 million, as compared to $2.7 million for the same period last year.  Included in selling, general and administrative expenses for the quarter ended September 30, 2006 was a non-cash expense of $0.7 million related to the impact of expensing share-based payments, including employee stock options.  Selling, general and administrative expenses for the nine months ended September 30, 2006 were $10.8 million, as compared to $8.2 million for the same period last year.  Included in selling, general and administrative expenses for the nine months ended September 30, 2006 was a non-cash expense of $2.4 million related to the impact of expensing share-based payments, including employee stock options.

Interest Income (Expense)

Interest income for the three and nine months ended September 30, 2006 was $4.0 million and $11.3 million, respectively, as compared to $2.7 million and $7.4 million, respectively, for the comparable periods last year.  Interest expense for the three and nine months ended September 30, 2006 was $4.1 million and $11.8 million, respectively, as compared to $3.8 million and $12.3 million for the comparable periods last year.

As a result of higher average cash balances and higher yields on its cash and marketable securities portfolio, the Company is increasing its 2006 interest income guidance from $11.0 to $12.0 million to $14.0 to $15.0 million.

In addition, due to its recent 3 1/2% Convertible Senior Note offering, the Company is increasing its 2006 interest expense guidance from $16.0 million to $17.8 million.  This is a result of the non-cash amortization of the Convertible Senior Notes original issue discount.

Conference Call Information

Incyte will host a conference call on Thursday, November 2, 2006 at 8:30 a.m. ET to discuss the news contained in this release.  The domestic dial-in number is 877-407-8037 and the international dial-in number is 201-689-8037.  The conference ID number is 214154.

If you are unable to participate, a replay of the conference call will be available for thirty days. The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415. The replay account is 278 and the conference ID number is 214154.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of novel oral compounds to treat cancer, inflammation, HIV and diabetes.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of advancing Incyte's preclinical and clinical compounds and potential for clinical ‘proof-of-concept’, expectations for the timing of the completion of Phase IIa clinical trials for Incyte's CCR5 antagonist compound INCB9471, expectations regarding the timing of filing of an IND and commencement of Phase I clinical trials for Incyte's CCR5 antagonist compound INCB15050, expectations regarding the timing of IND filing and initiation of Phase I and Phase II clinical trials for the CCR2 antagonist for the treatment of multiple sclerosis, expectations regarding the timing of IND filing and initiation of Phase I clinical trials for the new inflammation compound in preclinical development, the plans and expectations for our Phase I/II and Phase II trials for Incyte's lead sheddase inhibitor compound, expectations for the timing of filing of an IND and timing and effect of results of Phase I clinical trials for Incyte's new development candidate for cancer, the expected utility and plans and timing for the completion of the multiple-dose-escalation portion of Phase I and initiation of Phase IIa clinical testing of INCB13739, expectations regarding the Company's research and development expenses, interest income and interest expense, and expectations regarding the Company's 2006 cash use, are all forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte's ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Contract revenues	$6,249	$—	$18,069	$—
License and royalty revenues	1,019	1,228	2,518	6,818

Total revenues	7,268	1,228	20,587	6,818

Costs and expenses:
Research and development	19,558	27,356	64,037	71,676
Selling, general and administrative	3,454	2,710	10,750	8,244
Other expenses	13	299	3,105	1,088

Total costs and expenses	23,025	30,365	77,892	81,008

Loss from operations	(15,757)	(29,137)	(57,305)	(74,190)
Interest and other income, net	3,996	2,656	15,470	10,228
Interest expense	(4,077)	(3,810)	(11,828)	(12,257)
Gain on repurchase of convertible subordinated notes	—	85	—	506
Loss on certain derivative financial instruments, net	—	(1)	—	(89)
Loss from continuing operations before income taxes	(15,838)	(30,207)	(53,663)	(75,802)
Provision for income taxes	—	—	—	(156)
Loss from continuing operations	(15,838)	(30,207)	(53,663)	(75,646)
Income (loss) from discontinued operations	—	(3)	—	159

Net loss	$(15,838)	$(30,210)	$(53,663)	$(75,487)

Basic and diluted net loss per share:
Continuing operations	$(0.19)	$(0.36)	$(0.64)	$(0.91)
Discontinued operations	—	—	—	—
	$(0.19)	$(0.36)	$(0.64)	$(0.91)

Shares used in computing basic and diluted net loss per share	83,852	83,414	83,755	83,213

INCYTE CORPORATION
Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30, 2006	December 31, 2005

Cash, cash equivalents, and marketable securities	$444,091	$344,971
Total assets	464,886	374,108
Convertible senior notes	112,018	—
Convertible subordinated notes	348,714	341,862
Total stockholders’ deficit	(66,150)	(19,397)